Exhibit 1

TEEKAY OFFSHORE PARTNERS L.P. 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda
NEWS RELEASE
TEEKAY OFFSHORE PARTNERS L.P. ANNOUNCES 12.5 PERCENT
INCREASE TO THIRD QUARTER DISTRIBUTION
Hamilton, Bermuda – November 3, 2008 – Teekay Offshore GP LLC, the general partner of Teekay Offshore Partners L.P. (Teekay Offshore or the Partnership) (NYSE: TOO), has declared a cash distribution of $0.45 per unit for the quarter ended September 30, 2008, an increase of $0.05 per unit, or 12.5 percent, from the previous quarter.
“We are pleased to announce another significant increase to the Partnership’s quarterly distribution,” commented Peter Evensen, Chief Executive Officer of Teekay Offshore GP LLC. “This increase is the result of the Partnership’s acquisition in June of an additional 25 percent interest in OPCO and two Aframax lightering tankers from Teekay Corporation and reflects our confidence in the Partnership’s long-term, fixed-rate cash flows and contract counterparties.”
The cash distribution is payable on November 14, 2008 to all unitholders of record on November 7, 2008.
About Teekay Offshore Partners L.P.
Teekay Offshore Partners L.P., a publicly-traded master limited partnership formed by Teekay Corporation (Teekay) (NYSE: TK), is an international provider of marine transportation and storage services to the offshore oil industry. Teekay Offshore Partners L.P. owns a 51 percent interest in and controls Teekay Offshore Operating L.P. (OPCO), a Marshall Islands limited partnership with a fleet of 34 shuttle tankers (including 9 chartered-in vessels), four floating storage and offtake units (FSO) and 11 conventional crude oil Aframax tankers. In addition, Teekay Offshore Partners L.P. has direct ownership interests in two shuttle tankers and one FSO. Teekay Offshore Partners L.P. also has rights to participate in certain floating production, storage and offloading (FPSO) opportunities.
Teekay Offshore Partners’ common units trade on the New York Stock Exchange under the symbol “TOO”.
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Forward Looking Statements
This release contains forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) which reflect management’s current views with respect to certain future events and performance, including statements regarding the confidence in future cash flows and contract counterparties. The following factors are among those that could cause actual results to differ materially from the forward-looking statements, which involve risks and uncertainties, and that should be considered in evaluating any such statement: changes in production of offshore oil, either generally or in particular regions; changes in trading patterns significantly affecting overall vessel tonnage requirements; changes in applicable industry laws and regulations and the timing of implementation of new laws and regulations; the potential for early termination of long-term contracts and inability of the Partnership or OPCO to renew or replace long-term contracts; the failure of Teekay to offer additional interests in OPCO to Teekay Offshore; required approvals by the board of directors of Teekay and Teekay Offshore, as well as the conflicts committee of Teekay Offshore to acquire additional interests in OPCO; the Partnership’s ability to raise financing to purchase additional vessels and/or interests in OPCO; changes to the amount or proportion of revenues, expenses, or debt service costs denominated in foreign currencies; and other factors discussed in Teekay Offshore’s filings from time to time with the United States Securities and Exchange Commission, including its Report on Form 20-F for the fiscal year ended December 31, 2007. The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.
For Investor Relations enquiries contact:
Kent Alekson
Tel: +1 (604) 609-6442
For Media enquiries contact:
Alana Duffy
Tel: +1 (604) 844-6605
Web site: www.teekayoffshore.com
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